Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Western Union Company 2026 Inducement Plan and The Western Union Company 2026 Employee Stock Purchase Plan of our reports dated February 20, 2026, with respect to the consolidated financial statements of The Western Union Company and the effectiveness of internal control over financial reporting of The Western Union Company included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 21, 2026